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                                                                     EXHIBIT 8.1


                                 ANDREWS & KURTH
                          MAYOR, DAY, CALDWELL & KEETON
                                     L.L.P.

                             600 Travis, Suite 4200
                              Houston, Texas 77002


                                  June 26, 2002


Northern Border Partners, L.P.
1111 South 103rd Street
Omaha, Nebraska 68124


Ladies and Gentlemen:

            We have acted as counsel to Northern Border Partners, L.P. (the "Partnership") in connection with the Partnership's offering (the "Offering") of common units representing limited partnership interests ("Common Units") in the Partnership pursuant to the Partnership's Registration Statement on Form S-3 (Registration No. 333-72323, the "Registration Statement"). In connection therewith, we reviewed the discussion set forth under the caption "Tax Considerations" in the Registration Statement as supplemented by the discussion set forth under the caption "Recent tax developments" in the prospectus supplement (the "Prospectus Supplement") filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 (the "Discussion").

            The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of the Common Units pursuant to the Offering.

            This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

            Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no



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assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

            We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Partnership, the incorporation by reference of this opinion in the Registration Statement and the references to our firm and this opinion contained in the Prospectus Supplement forming a part of the Registration Statement. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                Very truly yours,



                                /s/ Andrews & Kurth
                                Mayor, Day, Caldwell & Keeton L.L.P.